Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of April 4, 2006 by and among Yomtov Senegor (the “Employee”) and Safeco Corporation, a Washington corporation (together with its successors and assigns, “Safeco”).

RECITALS

A. Employee serves as Safeco’s Executive Vice President and Chief Technology Officer. Employee has tendered his notice of resignation from employment with Safeco effective July 1, 2006 (the “Termination Date”), which resignation is accepted.

B. Employee has agreed to provide certain transition services to Safeco through July 1, 2006.

C. To resolve any issues among Employee, Safeco and its subsidiaries arising out of Employee’s employment, Employee and Safeco have voluntarily agreed to enter into this Agreement. This Agreement sets forth the complete understanding among Employee, Safeco and its subsidiaries regarding Employee’s resignation as an officer and employee of Safeco, and the commitments and obligations arising out of the termination of the employment relationship.

AGREEMENT

1.	Employment Termination.

1.1 Resignation. In consideration of the Severance Payment and other compensation and benefits described in this Agreement, Employee tenders his resignation of employment, including resignation as a of Safeco’s subsidiaries, effective as of the Termination Date.

1.2 Compensation Through Termination Date. Safeco will pay Employee all base salary through the Termination Date. Until the Termination Date, Employee will continue to be eligible for employee benefit plan coverages available to Safeco employees generally.

1.3 Group Medical Benefits Coverage. Safeco shall continue to provide coverage under any group medical benefits plan under which Employee and/or his dependents were covered on the date hereof, through and including the Termination Date. Employee shall be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage. From and after the Termination Date, Safeco shall provide Employee and/or Employee’s dependents with such benefits continuation or conversion coverage as may be available or required under the terms of Safeco’s benefits plans or policies (understanding that Safeco retains the right to modify, amend or terminate any of the plans at any time without advance notice). Employee and/or Employee’s covered spouse and dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”). Safeco will pay Employee $5,100 for such coverage.

1.4 Payment for Accrued Vacation. Safeco will pay Employee for accrued but unused vacation that exists as of the Termination Date.

1.5 Reimbursement for Expenses Incurred. Safeco will reimburse Employee for reasonable and necessary business expenses incurred by Employee on or before the Termination Date to the extent such expenses are reimbursable under Safeco’s normal expense reimbursement policies and procedures, and provided that receipts or other acceptable documentation for such expenses are submitted to Human Resources by the Termination Date.

1.6 Acknowledgment of Full Compensation to Date. Employee acknowledges and agrees that, with the payment of his salary through the Termination Date, he will have received all compensation due and owing him (including base salary, bonus or other incentive payments) for services performed through the Termination Date.

1.7 No Authority To Act or Represent Safeco. From and after the Termination Date, Employee will have no further authority to bind Safeco or is subsidiaries to any contract or agreement or to act on behalf of Safeco or to represent Safeco at any industry or business functions.

1.8 Return of Materials. On or before the Termination Date, Employee will return to Safeco all Safeco-owned equipment and materials, including, but not limited to, any computers, wireless communication devices, all documents (whether existing in paper or electronic/digital media), compilations of data, files, manuals, letters, notebooks, reports, diskettes, flash drives and all other materials and records of any kind, and any copies or other reproductions thereof, owned by Safeco or its subsidiaries and used by Employee in the course of Employee’s employment.

1.9 Agreement to Cooperate. Employee agrees for a period of not longer than twelve (12) months from the Termination Date to respond promptly, and to cooperate with, reasonable requests for information that Safeco may make relating to matters on which Employee worked while he was employed by Safeco. Safeco agrees to directly pay or reimburse the Employee within seven (7) days for the actual expenses incurred by the Employee (including reasonable travel expenses) as a result of his compliance with this provision, provided the Employee submits proper documentation of the expenses he incurs as reasonably required by Safeco.

2.	Payments; Contributions.

2.1 Severance Payment. As compensation to Employee, and in consideration of the termination of Employee’s role as an officer and Employee’s resignation as an officer of Safeco and director of its subsidiaries, Employee’s release agreement in Section

3 and other agreements made herein, in addition to the benefits provided under Section 1 above and the further consideration provided under Section 2.2 below, Safeco agrees to pay Employee a total sum of Four Hundred Thirty Eight Thousand Seven Hundred Fifty Dollars ($438,750) in cash as a severance payment (the “Severance Payment”). The Severance Payment will be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. The Severance Payment will be paid in a lump sum within ten (10) business days of the Termination Date or Effective Date of the Agreement (See Section 10.4), whichever is later. Employee and Safeco agree that the Severance Payment represents sufficient consideration for the potential claims being released.

2.2 Payment in Lieu of Leadership Performance Plan Incentive. Safeco agrees to pay Employee the sum of Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500.00) in cash in lieu of any annual incentive payment Employee might have received in 2007 under the Leadership Performance Plan. Employee will not be entitled to any other bonus, incentive payment or other variable pay for past services. The sums specified in this Section shall also be paid in a lump sum within ten (10) business days of the Termination Date or Effective Date of the Agreement, whichever is later.

2.3 Benefit Plan Contributions. Employee will continue to be eligible as an “employee” of Safeco through the Termination Date for employer contributions paid under Safeco’s employee benefit plans. Employee will be eligible to participate in and will receive pro rata contributions to the Safeco 401(k)/Profit Sharing Retirement Plan, as the same may be available to other employees. Employee acknowledges that any employer contributions to, or interest or other income credited to, any of the Safeco 401(k)/Profit Sharing Retirement Plan or Safeco Employees’ Cash Balance Plan will be additional compensation to Employee in excess of the total Severance Payment amount described above.

3.	Release and Settlement.

3.1 Release. In consideration of Safeco’s delivery of the Severance Payment and other consideration and benefits provided to Employee under this Agreement, Employee releases Safeco and its subsidiaries, insurers, employee benefit plans in which Employee participates, and the employees, agents, officers, directors and shareholders or any of them (including their respective spouses and marital communities), from all claims, demands, actions, causes of action, or damages, of any kind or nature whatsoever that Employee may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the Claims as described below. However, nothing in this Agreement will create or imply any waiver by Employee of any claims (a) with respect to Employee’s entitlement to compensation for vested benefits arising under any Safeco retirement or welfare benefit plan, program or agreement, in accordance with the terms and conditions of such plans, (b) with respect to any breach by Safeco of its obligations under this Agreement, all of which rights will be preserved and unaffected by this release, or (c) with respect to indemnification by Safeco, to the extent that such indemnification rights may arise or be provided under Safeco’s Articles of Incorporation or Bylaws, in connection with Employee’s official actions (or omissions) on behalf of Safeco during the period Employee served as an officer of Safeco and director of its subsidiaries. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE EMPLOYEE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT EMPLOYEE MAY HAVE AGAINST SAFECO AND THE ITS SUBSIDIARIES, AND THE OTHER PERSONS REFERENCED ABOVE, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE.

3.2 The Claims. For the purposes of this Agreement, “Claims” mean and include, without limitation, Claims with respect to any of the following: (i) breach of contract; (ii) discrimination, retaliation, or constructive or wrongful discharge; (iii) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (iv) Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Washington State Law Against Discrimination, Title VII of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Family Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; (v) attorneys’ fees; and (vi) any other Claim arising from or relating to Employee’s employment with Safeco and/or Employee’s separation from service.

3.3 Consideration for Release. Safeco represents, and Employee acknowledges, that the Severance Payment and the other consideration and benefits provided hereunder exceed any amount Safeco may arguably be required to pay under any agreement or arrangement to which Employee is a party or under which Employee claims some benefit, or under the standard policies and procedures of Safeco, and represents valuable consideration to Employee for the release of the Claims described above.

4.	No Admission.

Employee understands and acknowledges that neither the Severance Payment nor the other benefits provided hereunder, nor the execution and delivery of this Agreement by Safeco, constitutes an admission by Safeco to (i) any breach of an agreement with Employee, (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing. Safeco understands and acknowledges that neither Employee’s acceptance of the Severance Payment and other benefits provided hereunder, nor Employee’s execution and delivery of this Agreement, constitutes an admission by Employee to (i) any breach of an agreement with Safeco, (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing.

5.	Confidential Information.

5.1 Possession of Proprietary Information and Trade Secrets. Employee recognizes that by virtue of Employee’s employment by Safeco, Employee has acquired significant proprietary information and trade secrets relating to Safeco’s strategic planning, customers, agents, distribution, underwriting, underwriting models and platforms, products, financial projections, capital planning and financing, staffing, operations and accounting information (the “Confidential Information”). Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Safeco and its subsidiaries, access to and knowledge of which were essential to the performance of Employee’s duties during Employee’s employment. Employee acknowledges and agrees that even after the Termination Date he remains subject to any and all agreements of confidentiality that he has entered into with Safeco and its subsidiaries.

5.2 Non-Disclosure. Employee agrees to hold the Confidential Information in trust and confidence and will not divulge such Confidential Information in connection with any employment or consulting arrangement or otherwise. In this regard, Employee agrees not to (i) directly or indirectly make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of Safeco, except to the extent that Employee may be required to disclose such Confidential Information by lawful order or process of a court (in which event Employee will provide reasonable advance notice of such disclosure to Safeco and will cooperate with Safeco’s efforts to obtain protective treatment for such Confidential Information).

5.3 Materials. Employee will not remove from Safeco’s premises or possession any documents, marketing materials, compilations of data or other files or records of any nature, or any copy or reproduction thereof, that were created or developed by Employee while employed by Safeco, contain Confidential Information or that otherwise belong to Safeco and its subsidiaries.

6.	Non-Disparagement/Conduct Adverse

Employee agrees not to make any disparaging or derogatory remarks about Safeco, its subsidiaries or any of their officers, directors, employees or agents at any time. This Section 6 will not be construed to prohibit Employee from responding truthfully and publicly to incorrect public statements or from making truthful statements when required by law or order of a court or other person or body having jurisdiction. Employee agrees that without the prior written consent of Safeco’s chief executive officer, and for a period of not longer than twelve (12) months from the Termination Date, he shall not work for or consult with any person or entity with respect to any claim such person or entity may have against Safeco or with respect to any offer to acquire, or to merge with, Safeco that such person or entity is considering making, is preparing to make or is making.

7.	NonCompete, Nonsolicitation and Intellectual Property

7.1 Scope of Competition. Employee agrees that he will not, directly or indirectly, during his employment and for a period of one (1) year from the Termination Date, disclose Confidential Information, Proprietary Information (as defined below) or any competitive information of Safeco’s, in any manner, to any Competitor or otherwise. A “Competitor” shall include any entity which, directly or indirectly, competes with Safeco or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services that compete with products then produced or services then being provided or marketed, by Safeco or the feasibility for production of which Safeco is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by Safeco, in each case within the geographical area of the United States, unless released from such obligation in writing by Safeco’s chief executive officer. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided.

7.2 Scope of Nonsolicitation. For a period of one-year following the Termination Date, Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Safeco to cease his or her relationship with Safeco or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Safeco to do business or in any way become associated with any competitor of Safeco or its subsidiaries.

7.3 Assignment of Intellectual Property. All concepts, designs, machines, devices, uses, processes, models, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) that Employee has developed or develops, has conceived or conceives or first reduces to practice during the term of his employment with Safeco, whether working alone or with others, shall be the sole and exclusive property of Safeco (and to the fullest extent permitted by law shall be deemed “works made for hire” under federal copyright law), together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Employee hereby assigns to Safeco all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Employee’s performance of services under this Agreement, to Safeco’s field of business or to Safeco’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Safeco or (b) are developed in whole or in part on Safeco’s time or developed using Safeco’s equipment, supplies, facilities or trade secret information, or other resources of Safeco, whether or not the work product relates to Safeco’s field of business or Safeco’s actual or demonstrably anticipated research. The provisions of this Section 7.2 do not apply to any inventions for which no Safeco equipment, supplies, facilities, or trade secret information was used and that were developed entirely on Employee’s own time, unless: (i) the invention relates directly to Safeco’s business; (ii) the invention relates directly to Safeco’s actual or demonstrably anticipated research or development; or (iii) the invention results from any work Employee performed for Safeco. This constitutes notice pursuant to Revised Code of Washington Section 49.44.140.

7.4 Disclosure and Protection of Inventions. Employee hereby represents that he has previously disclosed or shall disclose in writing before the Termination Date all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Safeco promptly after its or their development. At Safeco’s request and at Safeco’s expense, Employee will assist Safeco or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Safeco; (b) executing documents of assignment to Safeco or its designee of all of Employee’s right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Safeco or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

7.5 Nondisclosure of Intellectual Property. Following termination of Employee’s employment with Safeco, Employee will not use nor disclose (except as required by his duties to Safeco) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other Confidential Information, whether patentable or not, of Safeco of which Employee becomes informed or aware during his employment, whether or not developed by Employee.

8.	Legal Action.

8.1 No Claims. Employee represents that Employee has not filed a Claim or complaint against Safeco or its subsidiaries, or any of their employees, agents, officers, directors or shareholders with any court or agency. Safeco represents that it is not aware of any legal action pending or potentially pending against Employee for acts or omissions as a Safeco employee.

8.2 Indemnification. The existing rights of the Employee and obligations of Safeco with regard to indemnification of the Employee are not dependent upon Employee’s continued employment or holding an office or directorship with Safeco or an affiliate. To the extent provided as of the Termination Date in the indemnification provisions of Safeco’s articles of incorporation and bylaws and to the maximum extent permitted under the laws of the state of Washington, Employee will be entitled to indemnification, and advancement of expenses, in respect of matters that occurred during the time that he was an officer of Safeco.

8.3 No Action on Released Claims. Employee agrees not to sue or pursue any court or administrative action against Safeco or its subsidiaries, or any of their employees, agents, officers, directors or shareholders, to the extent allowed by applicable law, regarding any Claims released herein or otherwise arising from Employee’s employment with Safeco or Employee’s separation from service, except with respect to any breach by Safeco of its obligations under this Agreement. If any government agency brings any claim or conducts any investigation against Safeco, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

8.4 Liability for Defense Costs. If, notwithstanding this Agreement, Employee should file any lawsuit or other proceeding based on legal claims that Employee has released herein, Employee agrees to pay or reimburse Safeco for all reasonable costs, including attorneys’ fees, which it, or its subsidiaries, or their employees, agents, officers or directors, incur in defending against Employee’s claims. This paragraph will not apply to any claimed breach by Safeco of any of the terms or conditions of this Agreement.

9.	Agreement Confidential.

9.1 Terms of Agreement. Employee and Safeco agree that neither of them will reveal nor publicize the existence of this Agreement or its terms, including but not limited to the amount of the Severance Payment, except as required by law, including as required by annual financial and other corporate reporting requirements (which means that this Agreement will be filed with the Securities and Exchange Commission in accordance with its rules and regulations). Other than as just described and unless agreed upon between the parties, the parties agree that they will not discuss with or make an announcement to the public at large or to any individual person or persons any statements with regard to this Agreement, or matters relating to its terms. Notwithstanding the foregoing, the parties may discuss the existence and terms of this Agreement with their respective attorneys, accountants, financial advisors to obtain counsel and advice, and, in Employee’s case, with members of Employee’s immediate family, and, in Safeco’s case, with members of Safeco’s Policy Committee. Nothing in this confidentiality provision prohibits Employee from representing to third parties that Employee “resigned from Safeco on mutually agreeable terms” or that the parties “parted amicably.”

9.2 Employment References. Employee agrees to direct all requests for employment references from prospective employers to the attention of Allie Mysliwy, Employee Vice President and head of Human Resources for Safeco. If a prospective employer contacts Safeco for an employment reference with respect to Employee, Safeco will provide, unless required otherwise by law, only the following information: Employee’s dates of employment, and Employee’s title and salary at the Termination Date.

10.	Acknowledgment.

10.1 Informed Agreement. Employee declares that Employee has read and fully understands the terms of this Agreement and its significance and consequence. Employee further declares that this Agreement is the product of good faith negotiations between Employee and Safeco, and that Employee voluntarily accepts the same for the purpose of resolving arrangements with respect to Employee’s resignation.

10.2 Attorney. Employee acknowledges that Safeco has advised Employee to review the terms of this Agreement with an attorney of Employee’s own choosing and that Employee has done so or knowingly waived Employee’s right to do so.

10.3 Voluntary Act. Employee acknowledges that this Agreement is voluntary and has not been given as a result or any coercion.

10.4 Review and Revocation Periods, Effective Date. Employee acknowledges that Safeco has given Employee at least twenty-one (21) days during which to consider this Agreement before signing. Negotiations about the terms or language of this Agreement will not re-start the 21-day consideration period. Employee has seven (7) days after signing in which Employee may revoke this Agreement. This Agreement will not become effective or enforceable until such seven-day period has expired (the “Effective Date of the Agreement”). Employee understands that he may revoke this Agreement by delivering a written notice to the attention of Allie Mysliwy at Safeco Plaza, T-17, Seattle, WA 98185, no later than the close of business on the seventh day after Employee signs this Agreement. Employee understands and acknowledges that if Employee revokes this Agreement it will not be effective or enforceable and Employee will not receive the payments or other benefits described herein.

11.	Entire Agreement.

This Agreement constitutes the entire agreement between Employee and Safeco, and it supersedes and replaces all prior written and oral agreements and understandings between the parties with respect to its subject matter other than any agreement of confidentiality entered into in connection with his employment. Neither Safeco nor any Safeco Subsidiary has made any promises to Employee other than those included within this Agreement.

12.	Waiver.

No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

13.	Costs.

Following the Termination Date, Safeco shall pay Employee a lump sum of Three Thousand Seven Hundred Fifty Dollars ($3,750) to defray any attorney and tax advisor fees incurred in connection with Employee’s separation from employment with Safeco. Except for this payment to Employee, each party shall separately bear their costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

14.	Outplacement Services.

Safeco agrees to provide Employee with outplacement services for a period of one year following the Termination Date. Employee and Safeco shall direct that invoices for services obtained from such outplacement service organization be forwarded directly to Safeco for payment.

15.	Injunctive Relief.

Employee recognizes that irreparable and continuing injury for which there is not adequate remedy at law will result to Safeco and its subsidiaries and their businesses and property if Employee breaches Employee’s obligations under this Agreement. In the event of any such breach or threatened breach, Safeco will be entitled to seek temporary injunctive relief upon a showing of such breach or threatened breach without proof of actual damage and without posting a bond therefore, and/or an order of temporary and permanent specific performance enforcing this Agreement, and any other remedies provided by applicable law. Employee agrees that in the event of any such proven breach, Safeco will be entitled to recover its costs associated with enforcing this Agreement, including reasonable attorney’s fees. Employee further understands and agrees that the word “temporary” as used herein will include both temporary and preliminary relief and/or remedies available.

16.	Mediation.

Any dispute under this Agreement must be submitted in advance of litigation for mediation by a mutually agreed-upon mediator at Judicial Dispute Resolution, LLC, 1411 Fourth Avenue, Suite 200, Seattle, Washington.

17.	Amendment.

No supplement, modification, or amendment of this Agreement will be valid, unless it is made in writing and signed by both parties hereto.

18.	Severability.

If any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement will remain in full force and effect and will in no way be affected or invalidated thereby.

19.	Governing Law; Jurisdiction and Venue.

The parties acknowledge that this Agreement will be governed, interpreted and enforced in accordance with the laws of the state of Washington, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, will be brought and maintained in the federal or state courts located in Seattle, Washington. The parties irrevocably submit to the jurisdiction and venue of such courts for the purpose of such suit or action and expressly and irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

PLEASE READ CAREFULLY.

THIS SEPARATION AND GENERAL RELEASE AGREEMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE

/s/ Yomtov Senegor
Yomtov Senegor

Date: April 4, 2006

SAFECO CORPORATION

By	/s/ Paula Rosput Reynolds
Paula Rosput Reynolds Its President and Chief Executive Officer

Date: April 6, 2006

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